Exhibit 10.2

MEMORANDUM OF AGREEMENT FOR

SALE AND PURCHASE OF VESSEL (“AGREEMENT”)

Dated as of: August 6, 2025

FALCON GLOBAL ROBERT LLC, a Delaware limited liability company, with principal place of business at 5005 Railroad Avenue, Morgan City, LA 70380, United States of America (hereinafter called the “Seller”), agrees to sell, and JAD Construction Limited, a corporation registered under the laws of Nigeria, with its principal place of business at 47 Enerhan Road, Warri, Delta, Nigeria, represented by its Chief Executive Officer, Engr Rida Jaffal, (hereinafter called the “Buyer” and together with Seller, hereinafter, sometimes called individually a “Party” and jointly, the “Parties”), agrees to buy:

Vessel Name:	L/B ROBERT (hereinafter called the “Vessel”)
Built: 2012	Official Number: 1237383
Flag: USA	Place of Registration: New Orleans, LA

1.	Purchase Price:

THIRTY ONE MILLION United States Dollars ($31,000,000.00 USD) (“Purchase Price”).

2.	Payment:

A deposit of Three Million and One Hundred Thousand (USD$3,100,000.00) United States Dollars, which is ten percent of the Purchase Price (the “Deposit”), shall be deposited in the Seller’s designated account, the details of which are provided below and shall remain in Seller’s designated account until Closing and applied to the Purchase Price or as otherwise disbursed in accordance with the terms of this Agreement. The Deposit made by Buyer to such account shall be paid in full in immediately available funds and free of bank charges to Seller’s designated account within (10) ten days from the date of this Agreement, with the balance of the Purchase Price in the amount Twenty Seven Million and Nine Hundred Thousand (USD$27,900,000.00) United States Dollars (the “Purchase Price Balance”) due and payable at the closing (the “Closing”) or as otherwise specified in this Agreement. Closing shall occur on or before the earlier of sixty (60) days from the receipt of the relevant approval from United States Maritime Administration (“MARAD”) unless otherwise provided in this Agreement or at such other date as mutually agreed to by the Parties in accordance with the terms of this Agreement (the “Closing Date”). As of the date hereof, the Vessel is employed for service in the Northeast of the United States of America. The Seller agrees that it will not extend the existing employment agreement for the Vessel or employ the Vessel for other work outside of the existing employment agreement, in either case as long as it does not prevent the Parties from proceeding to Closing within fifteen (15) days from receipt of MARAD approval; provided, however, if Buyer is incurring or is reasonably expected to incur demurrage charges on the heavy lift vessel chartered to transport the Vessel to Nigeria, Seller will exercise commercially reasonable efforts to terminate any existing employment of the Vessel to facilitate an earlier Closing. The Seller shall provide Buyer with no less than five (5) days prior written notice of readiness designating the Closing Date. The Purchase Price Balance shall be wired to Seller’s designated account set forth below at least one business day in advance of the Closing Date or as otherwise specified in this Agreement, and the Purchase Price Balance, along with the Deposit, shall be released to Seller at Closing or as otherwise specified in this Agreement.

Account information for the Deposit and for the Purchase Price Balance:

Bank Name:   JPMorgan Chase Bank, N.A.

Swift Code:   CHASUS33

Account #:    235179501

Beneficiary:   Falcon Global USA LLC

3.	Inspection:

Buyer agrees to accept the Vessel as is-where is. Buyer further agrees that no drydocking inspection will be conducted. On or before two (2) business days of the date hereof, Seller shall engage Dufour, Laskey & Strouse, Inc., d/b/a DLS Marine (“DLS Marine”) to perform a condition survey (the “Condition Survey”) of the Vessel, and upon Seller’s receipt of the Condition Survey, Seller shall promptly provide Buyer with a copy of the Condition Survey. Within ten (10) business days of the scheduled Closing Date (as defined herein), Seller shall request DLS Marine to perform a condition confirmation survey (the “Pre-Closing Inspection”) of the Vessel to determine if there has been any New Damage (as defined herein) to the Vessel since the Condition Survey, and to provide Seller and Buyer with a copy of the Pre-Closing Inspection survey report (the “Pre-Closing Inspection Report”) prior to the Closing Date. Seller and Buyer shall each be responsible for payment of fifty percent (50%) of the cost of the Pre-Closing Inspection.

4.	Time and place of delivery:

a)

The sale of the Vessel is contingent upon approval from the United States Government, including MARAD and, to the extent applicable, the United States Coast Guard. In the event Seller is unable to obtain regulatory approval for the sale within the period set forth in Section 4(b) below after using all due diligence to do so, Buyer shall have the right to terminate this Agreement in which case Seller shall return the Deposit to Buyer forthwith and neither Party shall have any further liability to the other Party in any respect.

b)

Except for the parts, materials and equipment identified on Exhibit A, which will be delivered on the Closing Date in their then current location, the Vessel shall be delivered on the Closing Date elevated at Port Fourchon, Louisiana or other mutually agreed location. In the event that the Closing is unable to occur as scheduled owing to delays in obtaining MARAD approval, the Closing shall occur as soon as practicable after such approval is secured; provided, however, if MARAD approval has not been secured within ninety (90) days of the date of this Agreement, Buyer shall have the right to terminate this Agreement, in which case the Deposit shall be returned to Buyer forthwith and neither Party shall have any further liability to the other Party in any respect.

Canceling	Date: N/A

c)

Should the Vessel become an actual or constructive total loss before delivery, Buyer shall have the right to terminate this Agreement and, to the extent paid, receive a refund of the Deposit forthwith, whereupon this Agreement shall be null and void and neither Party shall have any further liability to the other Party in any respect.

d)

If the Pre-Closing Inspection Report identifies that the Vessel has suffered physical damage or loss or a breakdown of its equipment or machinery which was not present at the time of the Condition Survey (herein, “New Damage”) and the cost to repair or remedy the New Damage, as set forth in the Pre-Closing Inspection Report, in the manner that a reasonably prudent owner and operator of such Vessel would customarily undertake (the “Repair Standard”) exceeds $500,000, then:

(i)

if the Pre-Closing Inspection Report states that the cost to repair or remedy the New Damage to the Repair Standard is less than $1,000,000, then Seller shall promptly select one of the following options, (A) agree to repair or remedy the New Damage to the Repair Standard; provided that the estimated time frame to effect such repair or remedy does not interfere with Buyer’s loadout schedule for the Vessel for its transport to Nigeria or (B) agree to reduce the Purchase Price by the cost to repair or remedy the New Damage as set forth by DLS Marine in the Pre-Closing Inspection Report, in which case Buyer shall accept the Vessel in her then unrepaired condition;

(ii)	if the Pre-Closing Inspection Report states that the cost to repair or remedy the New Damage to the Repair Standard exceeds $1,000,000 and is less than $3,000,000:,

(A)

if the Seller has made an insurance claim (each, an “Insurance Claim”) for such New Damage and Seller resolves each Insurance Claim to Seller’s satisfaction prior to Closing, Seller agrees to reduce the Purchase Price by the amount of such New Damage, in which case Buyer shall accept the Vessel in her then unrepaired condition;

(B)

if the Seller has made an Insurance Claim and any such Insurance Claim remain unresolved to Seller’s satisfaction at the time of Closing, Seller agrees to reduce the Purchase Price by $1,000,000 and Buyer shall accept the Vessel in her then unrepaired condition; provided that Seller shall remit to Buyer the insurance proceeds received by Seller for any Insurance Claim promptly upon receipt of such proceeds by Seller;

(C)

if the New Damage is not covered by Seller’s insurance, Seller agrees to reduce the Purchase Price by $500,000 plus fifty percent (50%) of the New Damage, in which case Buyer shall accept the Vessel in her then unrepaired condition.

(iii)

if the Pre-Closing Inspection Report states that the cost to repair or remedy the New Damage to the Repair Standard exceeds $3,000,000, Buyer or Seller shall have the right to terminate this Agreement in which case the Deposit shall be returned to Buyer forthwith and neither Party shall have any further liability to the other Party in any respect.

e)

In addition, Seller shall have the affirmative obligation to notify Buyer of any New Damage that it becomes aware of in excess of $250,000 prior to Closing and shall provide Buyer written notice thereof as soon as possible but in no event later than three (3) calendar days of Seller becoming aware of any New Damage. If the Pre-Closing Inspection Report states that the New Damage, if any, is less than $500,000, then the Vessel shall be deemed to be in the same condition as the Vessel was at the time of the Condition Report, fair wear and tear excepted.

(f)

Upon delivery of the Vessel it will be the Buyer’s responsibility to move the Vessel immediately or to arrange for storage at a facility at Buyer’s sole cost and expense. Buyer shall assume all risk of loss or damage to the Vessel after the Closing.

(g)

Also included in the Purchase Price are the parts, materials and equipment for the replacement legs for the Vessel and for the rebuilt L7000 crane. These parts, materials and equipment for the replacement legs and for the rebuilt L7000 crane along with their current location are listed on Exhibit A hereto. As of the date of this Agreement, Seller has agreed to pay the remaining amount of $3,580,959.25 for the parts, materials and equipment on Exhibit A. Seller has represented to Buyer that it has procured and fully paid for or, no later than the Closing Date, will procure and fully pay up to the remaining amount of $3,580,959.25 for all the parts, materials and equipment set forth on Exhibit A. Seller has a pending insurance claim for the remaining amount of $3,580,959.25; and Seller agrees to exercise all reasonable diligence to resolve such claim prior to the time set forth herein for the Closing. Notwithstanding anything to contrary in this Agreement, in the event that such insurance claim is not resolved to Seller’s satisfaction prior to the time set forth herein for the Closing to fully compensate Seller for such amount of $3,580,959.25, either Party may terminate this Agreement. Buyer understands that it shall have the obligation of installing the replacement legs and the L7000 crane at its sole expense and risk after the Closing; and Buyer further understands that it shall be responsible for the payment and expense of any parts, materials and equipment on Exhibit A or otherwise related to the replacement legs and the L7000 crane to the extent the costs and expense for such parts, materials and equipment exceeds the remaining amount of $3,580,959.25 to be paid by Seller. Buyer shall not be obliged to assume any contracts Seller may currently have in place with respect to the replacement legs or the L7000 crane and may perform the installations of the replacement legs and L7000 crane in the location of its choice. Buyer shall also have the right to inspect and attend any testing of the parts, materials and equipment for the replacement legs and the L7000 crane after the execution of this Agreement and prior to the Closing. Should it be determined by Buyer that additional parts, materials or equipment are needed in order to install the replacement legs or L7000 crane, Buyer shall be solely responsible for procuring such parts, materials or equipment at its sole expense.

5.	Spares/bunkers/etc.:

Seller shall deliver the Vessel to Buyer with everything belonging to her on board at the time of Buyer’s acceptance of the Vessel (including spares then on board or ashore, if any), and the radio installation, navigational and CCTV equipment (including the CCTV back-up tapes for the period from and after the date hereof up through the Closing Date but excluding the CCTV network). Without limiting the foregoing, Seller’s deliverables shall include the Vessel’s stability program loaded on to a laptop computer along with a copy thereof on an external hard drive. Unused stores, and provisions on board shall be included in the sale and be taken over by Buyer without extra payment. Seller has provided Buyer a list of the spares for the Vessel (or her sister vessel, the LB Jill) which are stored ashore. These spares are identified in Exhibit B hereto and are subject to change to the extent such spares are used by Seller in the ordinary course of business of Seller’s business prior to Closing. Seller does not guarantee the accuracy of Exhibit B but has a good faith belief that it is materially accurate. Except as set forth in Section 4(d)(ii)(B) to the contrary, all insurance policies of Seller and any claims under such policies arising from events occurring prior to the Closing shall be excluded from the sale of the Vessel hereunder. Notwithstanding the preceding sentence, if there is an insurance claim for New Damage, the insurance proceeds from such New Damage claim shall be disbursed as set forth in this Agreement.

Seller has the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Seller’s flag name. Seller’s Safety Management System, library, forms: etc., exclusively for use in Seller’s Vessel shall be excluded without compensation. Captain’s, Officer’s, and Crew’s personal belongings including the slop chest are to be excluded from the sale.

Seller exclude from the sale the following items:

-Dualog server

-KVH VSAT rental

-Rosepoint computer

- All Meraki Network Gear:

    Meraki SDWAN MX68

    Meraki Switches

    Meraki WIFI Access points

-Computers as applicable (except for the computer loaded with the Vessel’s stability program as specified above)

    Bridge

    Office

    ECR

    ECS/Rosepoint

    Conference room

    Galley

Tech dept. laptop.

CCTV Network

    Meraki Network Gear

    NVR/Client PC’s to be removed from AZURE

Unused Bunkers on board. At Closing, Buyer shall pay Seller for all bunkers remaining onboard the Vessel at the time of delivery at the prevailing price at the port of delivery.

6.	Documentation:

The place of Closing would be the office of SEACOR Marine, Morgan City, Louisiana or such other location agreed to by the Parties, including a virtual online closing as mutually agreed between the Parties.

Documentary closing: by circulation of documents.

In exchange for payment of the Purchase Price, Seller shall furnish Buyer with the following delivery documents:

a)	Resolutions or other authorizing documents to demonstrate Seller’s authority to enter into this Agreement, the Bill of Sale and other related transfer documents.

b)

Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel in her AS IS, WHERE IS condition, provided the Buyer notifies the Seller of any such documents as soon as possible after the date of this Agreement.

c)

Other technical documentation (including but not limited to regulatory and classification certificates pertaining to the Vessel and updated class status report, Tonnage, Safe Manning, Stability Program, plans, FCC licenses, etc.), whether current or expired, which may be in the Seller’s possession or on board the Vessel.

d)

Other non-proprietary technical documentation, whether on board or not on board, including plans, as-built drawings (in an electronic format), operating procedures, instruction books, and operating and maintenance manuals for the Vessel and its equipment and machinery which may be in Seller’s possession. Seller may keep the Vessel logbooks, but Buyer shall have the right to make copies of same. At the time of delivery, Buyer and Seller shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the terms of acceptance and the date and time of delivery of the Vessel from the Seller to the Buyer.

7.	Corporate Representations and Warranties:

Seller represents and warrants to Buyer as follows:

Seller is a company duly organized, validly existing, and in good standing under the laws of its State of formation.

Seller is the lawful owner of the Vessel and, as of the Closing, the Vessel will be free and clear of any mortgages, liens or other encumbrances.

Seller has all corporate power and authority necessary to sell the Vessel pursuant to this Agreement.

The person executing this Agreement on behalf of Seller has been duly authorized to execute this Agreement and to consummate the transactions contemplated by this Agreement.

All company action necessary for this Agreement to constitute the valid, binding and legal obligation of Seller, enforceable in accordance with its terms, has been taken.

To Seller’s actual knowledge, there are no claims, demands, actions, suits or other proceedings against Seller or the Vessel, including any counterclaim, any arbitration proceeding, any administrative or other proceeding or investigation by or before any governmental agency, nor any order, decree or judgment, whether pending, in effect or to the best of Seller’s knowledge threatened. (collectively, the “Actions”) against or relating to the Seller or the Vessel which could give rise to an adverse claim of title or a Lien, attachment, seizure, forfeiture or other encumbrance against the Vessel which has not been bonded out or otherwise discharged.

Buyer represents and warrants Seller as follows:

Buyer has all corporate power and authority necessary to purchase the Vessel pursuant to this Agreement.

The person executing this Agreement on behalf of Buyer has been duly authorized by the Director of Buyer to execute this Agreement and to consummate the transactions contemplated by this Agreement.

All corporate action necessary for this Agreement to constitute the valid, binding and legal obligation of Buyer, enforceable in accordance with its terms, has been taken.

No funds to be paid to Seller hereunder have been derived from, or will be derived from or constitute, either directly or indirectly, the proceeds of any activity in violation of any applicable anti-corruption, anti-terrorism, anti-money laundering, sanctions or export control laws or similar laws. Buyer represents and warrants further that it will comply fully with all appropriate export control and economic sanctions laws and regulations as they apply to purchase of the Vessel, including, without limitation, compliance with (a) the Foreign Asset Control Regulations administered by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”) (31 C.F.R. Parts 500-598) that prohibit U.S. Persons from conducting business with countries, individuals or entities that appear on lists administered by OFAC without authorization from OFAC, (b) the Export Administration Regulations (the “EAR”) administered by the United States Department of Commerce (15 C.F.R. Parts 730-744) which, among other things, require license for the export of goods, technology or technical data that appear on the Commerce Control List, and (c) the U.S Antiboycott Laws (15 C.F.R. Part 760) that prohibit United States businesses from participating in any unsanctioned international boycott, meaning boycotts that are not supported by the United States government.

8.	Encumbrances and Claims:

SELLER WARRANTS THAT THE VESSEL, AT THE TIME OF DELIVERY, IS FREE FROM ALL CLAIMS, CHARTERS, ENCUMBRANCES, MORTGAGES AND MARITIME LIENS OR ANY OTHER DEBTS WHATSOEVER. SELLER HEREBY UNDERTAKES TO DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER FROM AND AGAINST ALL CLAIMS, COSTS, DAMAGES, LOSSES, LIABILITIES, AND EXPENSES (INCLUDING PAYMENT OR REASONABLE ATTORNEY’S FEES AND COSTS OF LITIGATION), INCLUDING WITHOUT LIMITATION TITLE CLAIMS, LIEN CLAIMS AND CLAIMS FOR PERSONAL INJURY OR DEATH OR LOSS OF OR DAMAGE TO PROPERTY,

POLLUTION AND CONTAMINATION. AND CONSEQUENTIAL LOSS (ALL OF THE FOREGOING “CLAIMS”) THAT BUYER MAY HOWSOEVER SUFFER, SUSTAIN, PAY OR INCUR IN CONNECTION WITH SELLER’S OWNERSHIP OR OPERATION OF THE VESSEL PRIOR TO CLOSING, WHETHER UNDER CONTRACT, TORT, STRICT LIABILITY, BREACH OF REPRESENTATION OR WARRANTY (EXPRESSED OR IMPLIED), BREACH OF DUTY (WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE), REGULATORY OR STATUTORY LIABILITY OR ANY OTHER REMEDY OF LAW INCLUDING ATTRIBUTABLE TO THE NEGLIGENCE OR FAULT OF ANY DEGREE OR CHARACTER. INCLUDING SOLE. JOINT, CONCURRENT OR GROSS NEGLIGENCE OF SELLER, DEFECT OR RUIN OF PREMISES OR EQUIPMENT (WHETHER SUCH CONDITIONS, DEFECT OR RUIN BE PATENT OR LATENT), OR ANY UNSEAWORTHINESS OF THE VESSEL, AND ALL SELLER’S OBLIGATIONS CONTAINED IN THIS ARTICLE SHALL EXTEND TO THE BUYER AND SHALL INURE TO THE BENEFIT OF BUYER AND ITS AFFILIATED COMPANIES, AND THE OFFICERS, DIRECTORS, STOCKHOLDERS, PARTNERS, MANAGERS, REPRESENTATIVES, EMPLOYEES, CONSULTANTS, AGENTS. SERVANTS AND INSURERS OF EACH.

Except for the indemnity obligations herein, under no circumstances and under no theory of law, whether contract, quasi-contract, strict liability, warranty, tort (including the sole or concurrent negligence), fault, or any other theory of law or cause of action, shall Buyer or Seller have any liability to the other for (i) loss of revenue, loss of profit, loss of use of capital or production delays, delays in delivery of the Vessel, losses resulting from failure to meet other contractual commitments or deadlines, downtime of facilities, vessels or the Vessel, in each case, regardless of whether such claim, or the basis thereof, is considered as a consequential damage or not, or (ii) indirect or consequential loss or damage, however and whenever arising under this Agreement or as a result of or in connection with the Vessel, and whether based on negligence, whether sole or concurrent or active or passive, or unseaworthiness, breach of warranty, breach of contract, or otherwise. The foregoing limitation shall not apply to indemnification claims under this Agreement or claims for any gross negligence, willful concealment, or fraud.

9.	Sale Conditioned on Sale of L/B JILL to Buyer

Seller’s obligation to close on the purchase and sale of the Vessel pursuant to this Agreement is conditioned on the sale of the L/B JILL to Buyer pursuant to the terms of that certain Memorandum of Agreement for the Sale and Purchase of L/B JILL dated on or near the date hereof between Falcon Global Jill LLC (“FGJ LLC”) and Buyer (the “LB JILL Agreement”). The closing on the sale of the L/B JILL under the LB JILL Agreement shall occur contemporaneously with the Closing hereunder. In the event that Buyer shall fail to pay the Deposit or the Purchase Price Balance per the terms of the LB JILL Agreement notwithstanding FGJ LLC’s performance of its obligations thereunder, Seller shall have the right to terminate this Agreement and keep the Deposit hereunder as agreed liquidated damages, as well as seek any other remedies available under the LB Jill Agreement, and neither Party shall have any further liability to the other Party hereunder.

10.	Taxes, etc.:

Any taxes, fees and expenses in connection with documenting the Vessel under Buyer’s ownership shall be for Buyer’s account. Whereas similar charges in connection with terminating the Vessel’s documentation under Seller’s ownership shall be for Seller’s account. Sales tax (if any) will be for Buyer’s account. Seller represents that it is not engaged in the selling of vessels in the ordinary course of its business and has a reasonable belief that the sale of the Vessel will qualify as an “occasional sale” under the laws of the State of Louisiana. Seller shall cooperate and assist Buyer in availing itself of any sales tax exemptions available under the laws of the State of Louisiana.

11.	Condition of delivery:

Subject to Section 4, the Vessel shall be delivered to Buyer in substantially the same order and condition as when inspected by DLS at the time of the Condition Survey, fair wear and tear excepted. In all other respects, the Vessel shall be delivered to and taken over by Buyer on an outright basis “AS IS, WHERE IS,” WITHOUT ANY RIGHT OF REDHIBITION, AND WITHOUT ANY REPRESENTATION, AGREEMENT OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO ITS CLASS, ITS PHYSICAL CONDITION, OUTFIT, EQUIPMENT, SPARE PARTS SEA WORTHINESS, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER. For the avoidance of doubt, the Vessel is required to enter shipyard for major repair works which affect its Class and trading status, and Seller is not required to deliver the Vessel with valid and current ABS class certificate, and Seller further disclaims any representation or warranty regarding the Vessel’s classification status.

NOTWITHSTANDING THE FOREGOING, BUYER HEREBY RELEASES AND FOREVER DISCHARGES AND, AGREES TO HOLD HARMLESS SELLER FROM AND AGAINST ALL CLAIMS, COSTS, DAMAGES, LOSSES, LIABILITIES, AND EXPENSES (INCLUDING WITHOUT LIMITATION CLAIMS FOR PERSONAL INJURY OR DEATH OR LOSS OF OR DAMAGE TO PROPERTY, POLLUTION AND CONTAMINATION, AND CONSEQUENTIAL LOSS) (ALL OF THE FOREGOING “CLAIMS’’) THAT BUYER OR SELLER MAY HOWSOEVER SUFFER, SUSTAIN, PAY OR INCUR IN CONNECTION WITH BUYER’S OWNERSHIP OR OPERATION OF THE VESSEL, REGARDLESS OF FAULT AND REGARDLESS OF WHETHER CLAIMS ARISE UNDER CONTRACT, TORT, STRICT LIABILITY, BREACH OF REPRESENTATION OR WARRANTY (EXPRESS OR IMPLI ED), BREACH OF DUTY (WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE), REGULATORY OR STATUTORY LIABILITY OR ANY OTHER REMEDY OF LAW, DEFECT OR RUIN OF PREMISES OR EQUIPMENT AND BUYER SHALL INDEMNIFY, DEFEND, RELEASE AND SAVE THE SELLER COMPLETELY HARMLESS FROM ALL SUCH CLAIMS (INCLUDING PAYMENT OR REASONABLE ATTORNEY’S FEES AND COSTS OF LITIGATION). BUYER’S OBLIGATIONS CONTAINED IN THIS ARTICLE 11 SHALL EXTEND TO THE SELLER AND SHALL INURE TO THE BENEFIT OF SELLER AND ITS AFFILIATED COMPANIES. AND THE OFFICERS, DIRECTORS, STOCKHOLDERS, PARTNERS, MANAGERS, REPRESENTATIVES. EMPLOYEES, CONSULTANTS, AGENTS. SERVANTS AND INSURERS OF EACH.

12.	Name/markings:

Within a reasonable time after delivery, Buyer shall remove all the Vessel markings representing seller.

13.	Default and Termination:

a)

Should Buyer fail (i) to pay the Deposit within (10) ten days from the date of this Agreement or (ii) to close and at Closing pay for the Vessel in accordance with Clause 2 (for lack of financing or otherwise) and Seller is not in default of its obligations assumed under this Agreement, Seller may, to the extent paid, retain the Deposit in full as the sole property of Seller and terminate this Agreement as Seller’s sole remedy and neither Party shall have any further liability to the other Party in any respect.

b)

Subject to the terms of Section 4 above, should Seller be unable to complete a valid sale and transfer within the time set forth herein for the Closing, Buyer may, to the extent paid, receive a refund of the Deposit and cancel this Agreement as Buyer’s sole remedies.

c)

Except for termination by Buyer under Section 4(c) following the actual or constructive total loss of the Vessel before delivery, any termination by Buyer of this Agreement shall serve as cross-termination of the LB JILL Agreement, entitling Buyer to a refund of the deposit thereunder as Buyer’s sole remedy with no further liability of either party under the LB JILL Agreement.

14.	Risk of Loss:

Risk of loss remains with the Seller until Delivery, at which time risk or loss passes to the Buyer. In the event of an actual or constructive total loss of any or all of the Vessel prior to delivery under this Agreement, either Party may elect to cancel this Agreement, subject to Section 4(c) above.

15.	Applicable Law:

This Agreement will be governed by the general maritime laws of the United States and any applicable provisions of the United States Code, and, to the extent necessary, the laws of the State of Louisiana shall apply, without regard to its conflict of laws rules or principles. Any dispute between the Parties shall first be referred to non-binding mediation in New Orleans, Louisiana, United States of America, with use of a mediator acceptable to the Parties. If the Parties are unable to select a mediator or are not successful at mediating the dispute, then venue will lie in the United States District Court for Louisiana, New Orleans Division.

16.	Assignment:

Neither this Agreement nor any right hereunder may be transferred, assigned, pledged or hypothecated by either Party hereto without the prior written consent of the other Party, provided that, upon written notice to Buyer, Seller may assign any of its rights or obligations under this Agreement to any affiliate of Seller in connection with the transfer of the ownership of the Vessel to such affiliate; provided, however, in the event of such assignment Seller shall remain responsible for its obligations assumed pursuant to this Agreement as if no such assignment had occurred.

17.	Counterparts:

This Agreement may be executed and delivered by each Party in separate counterparts (including execution and delivery by facsimile transmission), each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement, notwithstanding that all Parties have not signed the same counterpart.

18.	Brokers:

Each Party shall be solely responsible for all fees and other compensation and/or expenses payable to any brokers engaged by such Party in connection with the sale and purchase of the Vessel.

19.	Confidentiality:

This Agreement shall be treated in a confidential fashion by the Parties. The Parties hereto shall undertake to maintain the identity of the Buyer and Seller, the Vessel involved, the existence and terms of this Agreement, and the Purchase Price in a confidential manner and shall not disclose same in the absence of the other Party’s express written consent except as may be necessary to close the sale, comply with applicable law, statute, regulation, legal process, or rules of any applicable stock exchange.

20.	Notices:

Any notices required under or pursuant to this Agreement shall be sent in writing to the Party hereto to the address listed in the recitals above or to any other such address as a Party may request in writing from time to time.

21.	Survival:

It is agreed and understood by the Parties that Paragraphs 7, 8, 10 and 11 survive Closing.

22.	Miscellaneous:

This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by the Parties and making specific reference therein that it is intended to modify or amend this Agreement.

The failure of either Party to enforce any provision of this Agreement shall in no manner affect the right of such Party to enforce the same at a later time, and the waiver by either Party of any breach of any provision in this Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or a waiver by such Party of any breach of any other provision.

The section headings of this Agreement are inserted for convenience only and do not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

Seller and Buyer shall execute and deliver to the other such other and further documents and Instruments as each may require to more fully effectuate the terms and conditions of this Agreement and the sale and purchase of the Vessel.

In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first written above.

SELLER:		BUYER:

FALCON GLOBAL ROBERT LLC		JAD CONSTRUCTION LIMITED

By:	/s/ Jesús Llorca	By:	/s/ Engr Rida Jaffal
Name:	Jesús Llorca	Name:	Engr Rida Jaffal
Title:	Authorized Representative	Title:	Chief Executive Officer

[SIGNATURE PAGE TO THE MEMORANDUM OF AGREEMENT FOR SALE AND PURCHASE OF VESSEL- LB ROBERT]

[EXHIBIT A: LIST OF PARTS, EQUIPMENT AND MATERIALS]

Legs

Three (3) legs fabricated by Alabama Roll Products, inclusive of rack, as-is-where-is;

Section	A-Leg	B-Leg	C-Leg	Location
1	646.375	646.5	647.813	Bollinger Mississippi Repair Yard

2	720.313	719.914	718.875	Bollinger Mississippi Repair Yard

3	719.25	719.125	718.875	Bollinger Mississippi Repair Yard

4	720	720.75	719.75	Bollinger Mississippi Repair Yard

5	719.25	718.625	718.5	Bollinger Mississippi Repair Yard

6	399.438	399.375	399.375	Alabama Roll Products Yard

Summary of amount to be invoiced by Bollinger Mississippi Repair Yard (BMR) for leg fabrication: 1 x 10% milestone $1,432,383.70 (going through approval with Seller, surveyor, and underwriters), 1 x 10% milestone $1,432,383.70 (expected to be invoiced imminently) and 1 x 5% milestone $716,191.85 totaling $3,580,959.25. Seller agrees to facilitate a meeting between Buyer and BMR as soon as possible after the signing this Agreement and Seller’s receipt of the Deposit from Buyer in accordance with the Agreement

Crane

One (1) refurbished 7000L crane, as-is-where-is;

-	Refurbishment includes new and reused components (full list as per Oil States Skagit SMATCO, LLC Proposal 21-0087 Rev. 5, dated July 23, 2021);

All crane components are located at Oil States Skagit Smatco (OEM) yard in Houma, Louisiana

The cost of the Factory Acceptance Test plan is included in the Purchase Price although it may not occur before Closing. Seller agrees to facilitate meeting between Buyer and Oil States as soon as possible upon the signing of this Agreement and Seller’s receipt of the Deposit from Buyer in accordance with this Agreement.

[EXHIBIT B: SPREADSHEET OF SPARES FOR LB ROBERT AND LB JILL]

Pallet	Shelf	Description	Quantity	Manufacturer	Model#	Serial#	Vessel/ Class	Note
Christie		Spool of ROV Cable	1				335 Class
Christie		ROV Setup	2				Robert/Jill
Christie		Bin of ROV Covers	1				335 Class
Christie		ROV HPU Control Panel	1				335 Class
Climate Control	G2	Siemens 002031330218199 (Bad)	1				L/B Robert
Climate Control	C3	Bearing	10	TImken	416951		L/B Robert
Climate Control	C3	Bearing	10	FAG	2303-EIA-XL-M C3		L/B Robert
Climate Control	B7	Covervolt Main Alarm (Bad)	1				Robert
Climate Control	B3	Ship Services Generator Radiator VFD	1				L/B Robert
Climate Control	B2	Port Main Thruster VFD	1		D1G133-AB39-22		LB Robert/Jill
Climate Control	B1	340BT Reel	1	Cranesmart	CS.10255.C		L/B Robert
Climate Control	J5	1/16 Roll of Gasket Material	1				LB Robert/Jill
Climate Control	J5	1/8 Roll of Gasket Material	4				LB Robert/Jill
Climate Control	J5	5/16 x 1-1/4 Bolts	608				LB Robert/Jill
Climate Control	J5	5/16 x 2 Bolts	304				LB Robert/Jill
Climate Control	J5	Brass Locknuts	912				LB Robert/Jill
Climate Control	J5	Flat Washers	912				LB Robert/Jill
Climate Control	J5	5/16 x 1-1/2 Bolts	50				LB Robert/Jill
Climate Control	J5	1/2 x 1-1/4 Bolts	120				LB Robert/Jill
Climate Control	J5	1/2 Locknuts	120				LB Robert/Jill
Climate Control	J5	1/2 Lock Washers	120				LB Robert/Jill
Climate Control	J5	5/8 x 1-1/4 Bolts	24				LB Robert/Jill
Climate Control	J5	5/8 Locknuts	24				LB Robert/Jill
Climate Control	J5	5/8 Washers	24				LB Robert/Jill
Climate Control	B6	Breaker	1				L/B Jill
Climate Control	B3	Fire Detection System Control Panel	1	Consilium			L/B Jill
Climate Control	G2	Voyage Data Unit	1				L/B Jill
Climate Control	G2	Junction Box	1				L/B Jill
Climate Control	G2	Data Recording Unit	1				L/B Jill
Warehouse	E3	Dishwasher	1				L/B Jill
Warehouse	A7	AC Unit: 460V, 3 Phase	2	Intertek	4SCU13L136F-1	1618M04729	L/B Jill
Warehouse	A14	Large Nylon Slings	1 Pallet				L/B Jill
Warehouse	D59	Electric Motor: 3hp, 60hz, 480v, 3.85a, 1755rpm, 182TC Frame	1	eco/	WestinghousHH8B	(Cat: HB0034C)	L/B Jill
Warehouse	A41	Power-Flo Pump	3	Power-Flo	PFP03LA8D		L/B Jill
Warehouse	D70	1.5 Bar Precharge Tank	1	Pentair Shurflo			L/B Jill
Warehouse	D89	Socket D-Ring	17	Peck&Hale			LB Jill/Robert
Warehouse	D62	Electric Motor: 5hp, 230/460V, 6013 F3 J Box	1	Parker	1567304112		L/B Jill
Warehouse	D74	Grundfos Water Pump	1	Grundfos	E 10-4 A-GJ-A-E-HQQE		LB Robert/Jill
Warehouse	D90	Grundfos Pump	2	Grundfos	10-04 PN-GJ-A-E-HQQE		LB Robert/Jill
Warehouse	D53	Winch Motor	1	Braden			L/B Jill
Warehouse	A42	Bitzer Air Compressor	1	Bitzer			Jill/Robert
Warehouse	A1	Barmesa Pump	1	Barmesa	BSP90MU		L/B Jill
Warehouse	B40	Electric Motor: 30hp, 3ph, 400v, 43a, 1470rpm, 286T Frame	1	Baldor	Z706G1	(CAT: EM4104T-58)	L/B Jill
Warehouse	E1	Pressure Reducing Valve for Water Maker	2	Apollo			L/B Jill
Warehouse	B16	(Asset 96915) 7000L 2-Part Aux Block (Single Sheave -1in)	1				Robert/Jill
Warehouse	B16	(Asset 96915) 7000L 2-Part Aux Block (Single Sheave -1in)	1				Robert/Jill
Warehouse	Floor	Z-Drive Upper Unit	1				LB Robert/Jill
Warehouse	Floor	Z-Drive Lower Unit (Asset# 96981) w/Spare Prop (Asset# 96959)	1				LB Robert/Jill
Warehouse	D77	Windows	4				LB Robert/Jill
Warehouse	Z11	Galley Seats	9				Robert/Jill
Warehouse	D73	7000L Filter Pump	1				Robert/Jill
Warehouse	A32	Box of GR8 1 1/8-7x8-1/2 Bolts w/Nuts & Washers	1				L/B Jill
Warehouse	A43	Power-Flo Pump	1				L/B Jill
Warehouse	B26	7000L Swing Motor	1				L/B Jill
Warehouse	D75	Welding Box w/Welding Supplies	1				L/B Jill
Warehouse	B23	7000L Cylinder	1				Robert/Jill
Warehouse	D96	Str Cool X Heat Pump (208/230V)	1	WCP18D300AA0B0A1-16-F-9801-21			L/B Robert/Jill
Warehouse	D96	Str Cool X Heat Pump (208/230V)	1	WCP30D500AA0B0A1-16-F-9802-21			L/B Robert/Jill
Warehouse	D96	Str Cool X Heat Pump (208/230V)	1	WCP12D300AA0B0A1-16-F-9803-21			L/B Robert/Jill
Warehouse	D91	Dishwasher Parts	1				Jill
Warehouse	D69	(Asset 96910) Crate of 7000L Boom Connection Bolts	1				L/B Jill
Warehouse	D69	Compressor Wheel	2		5V2364		L/B Jill
Warehouse	D70	Water Fountain	1				L/B Jill
Warehouse	D70	Bottle Filling Station	1				L/B Jill
Warehouse	D70	RO Unit	1				L/B Jill
Warehouse	D62	Rolling Torch Set	1				L/B Jill
Warehouse	D62	Semi-Circle Grating	2				L/B Jill
Warehouse	D62	Box Cooler	1				L/B Jill
Warehouse	A41	Rubber Bumpers	8				L/B Jill
Warehouse	D60	Misc Crane Parts for Jill	1				Jill
Warehouse	B13	Crane Camera-CT10					L/B Jill
Warehouse	D56	Viking Liferaft Cradle	4				L/B Jill
Warehouse	D54	Weld Braces for TLQ Beams	16				L/B Jill
Warehouse	B35	Generator Coupling	1				LB Robert/LB Jill
Warehouse	B37	Electric Motor: .33 HP 230V/460V 60Hz 3 Phase Frame 56	1		B7894668		L/B Jill
Warehouse	Floor	1” 35X7 2160G Galv Wire Rope (Spool)	1				L/B Jill
Warehouse	Floor	7000L Electric Swivel	1				LB Jill/Robert
Warehouse	Floor	250ft, 4in Sub Pump Hose	1				LB Robert/Jill
Warehouse	A41	Pump GP WTR	1	CAT	10R-1669		Robert/Jill
Warehouse	B7	Permco Pump	1	Permco	25274	LH53240BS	Robert
Warehouse	B7	Permco Pump	1	Permco	25274	GH200925C	Robert
Warehouse	B7	Permco Pump	1	Permco	25274		Robert

[EXHIBIT B: SPREADSHEET OF SPARES FOR LB ROBERT AND LB JILL]

Warehouse	A40	Swing Motor	1	Parker	3169710134	Y1013-06931	Robert
Warehouse	B7	340 Swing Motor	1	Parker	F0130MS010AAA18111AB1171		Robert
Warehouse	D84	500 Coupling w/ Urethane Insert	2	Magnaloy			Robert
Warehouse	D84	Coupling	1	Magnaloy	600 2-3/8X5/8	N48124-002	Robert
Warehouse	A47	Sub Pump Hose Reel Control Valve	1	Hydraforce			Robert
Warehouse	D91	Split A/C Unit: Indoor Unit	1	Enviro Air	K1HA9000A00		Robert
Warehouse	D91	Split A/C Unit: Outdoor Unit	1	Enviro Air	KWHA09A		Robert
Warehouse	Floor	Spool 7000L Electric Cable	1				LB Robert
Warehouse	Floor	7000L HYD Hose	1				LB Robert
Warehouse	Floor	Spool of Wire Cable , 7000L	1				LB Robert
Warehouse	A50	Type 1 Lifejacket (USCG)	38				Robert
Warehouse	D78	Crane/Window	1				Robert
Warehouse	A50	Type 1 Lifejacket (USCG)	40				Robert
Warehouse	A40	1 1/8” Sheave	1				Robert
Warehouse	A40	7000L Aux Single Gear Motor	1				Robert
Warehouse	A40	7000L Servo Pump	1				Robert
Warehouse	A40	Anti-Two Block Assy	1				Robert
Warehouse	A40	(Asset 96963) Left Hand Brake Assy (Boom/Main)	1				Robert
Warehouse	A40	(Asset 96965) Left Hand Brake Assy (Boom/Main)	1				Robert
Warehouse	A40	(Asset 96964) Right Hand Brake Assy (Boom/Main)	1				Robert
Warehouse	A40	(Asset 96966) Right Hand Brake Assy (Boom/Main)	1				Robert
Warehouse	A40	(Asset 96966) Right Hand Brake Assy (Boom/Main)	1				Robert
Warehouse	A40	Swing Pump	1		TTES-062-3L00-A10	1458240-A	Robert
Warehouse	A40	Yellow Pump Assy, 3-Bank, 340 Crane	1				Robert
Warehouse	A40	Yellow Pump Assy, 4 Bank, 340 Crane	1				Robert
Warehouse	A30	Water Maker Membrame Housing	3				Robert
Warehouse	B54	(Asset 96933) Swing Gear Boxes, 7000L, 70:1 Ratio	2				Robert
Warehouse	B7	Boom/Main Motor (not sure if rebuilt)	1				Robert
Warehouse	B7	Right Hand Boom/Main Motor	1				Robert
Warehouse	D84	Generator Radiator Cooling Fan VFD	1				Robert
Warehouse	D84	Seal Kit	1			N49016-015	Robert
Warehouse	D84	Water Mist Sensor	1				Robert
Warehouse	B25	Broken Ice Maker	1				L/B Robert
Warehouse	Floor	Check Valve (8” Hole, 13.5” Flange)	3				L/B Robert
Warehouse	D89	1 1/3-1 7/8 Cable Guide	1				Robert
Warehouse	D91	Misc Crane Parts	1				Robert
Warehouse	D79	Marlow 3X3 M3P3 ML Frame Mount Pump, 8.06 Imp	1				L/B Robert
Warehouse	D76	Tie Down Net	1				L/B Robert
Warehouse	B60	1% Fire Retardent Foam	2				Robert
Warehouse	B60	3% Fire Retardent Foam	2				Robert
Warehouse	B60	No Landing Zone Items	1				Robert
Warehouse	D54	Check Valve	2				L/B Robert
Warehouse	A41	Grundfos Single Phase Bronze Pump: 115V	1	Grundfos	UBB40-8012B		335 Class
Warehouse	B14	P12 Pump	1	Denison			335 Class
Warehouse	D4	Roll of Shore Power Cable	1				335 Class
Warehouse	D55	Roll of Sub Pump Cable	2				335 Class
Warehouse	D86	7000L Crane Boom Light	1				335 Class
Warehouse	D86	Jackhouse Outside Unit Fan Blade	1				335 Class
Warehouse	B12	Winch motor for 7000L (PD12)	1				335 Class
Warehouse	D84	Sonar Head	1				335 Class
Warehouse	B5	Hydraulic Hoses for Deck Jacking System	1 Box				335 Class
Warehouse	D85	Heat Exchanger	1				335 Class
Yard		Spool of ROV Cable	2				Robert/Jill
Yard		Pallet of Chain	1				L/B Jill
Yard		3%x3% Foam Concentrate	27	Anuslite			L/B Robert	Back Porch
Southwest Wire Rope		(Asset 96957) Main Cable for 7000L 46mm	1				Robert/Jill
Oil States		Main Cable for 7000L	1				Robert/Jill
Robert		Multi Purpose Power Unit	1	Hydraquip			Robert
Southwest Wire Rope		(Asset 96954) Redaelli 44mm Pack 9Px2700’ (823MTRS)	1	Redaelli	WC-50208190-1		Robert/Jill
								REMOVED CHECK
								WEIGHTS AND NEED TO
Oil States (Crane Assembly)		7000L MAIN LOAD BLOCK	1		N46831-278		ROBERT/ JILL	REINSTALL
		PISTON MOTOR BOOM/ MAIN 7000L	2				ROBERT/ JILL	1 OUT FOR REPAIR
Oil States (WHSE 1)		7000 BOOM/ MAIN HOIST BRAKES	1				ROBERT/ JILL	NEEDS TO BE REPLACED
Oil States (STEEL YARD)		(Asset 96975) CORD MATERIAL 10’4”	4				ROBERT/ JILL
Oil States (STEEL YARD)		(Asset 96975) CORD MATERIAL	483”				ROBERT/ JILL
Oil States (STEEL YARD)		(Asset 96975) CORD MATERIAL	201”				ROBERT/ JILL
Oil States (STEEL YARD)		LACING MATERIAL 12’	3				ROBERT/ JILL
Oil States (STEEL YARD)		LACING MATERIAL 26’	1				ROBERT/ JILL
Oil States (STEEL YARD)		LACING MATERIAL 40’	8				ROBERT/ JILL
Oil States (WHSE 1)		(Asset 96918) 400B WHEEL DRIVES 340 BT Main Hoist	1				ROBERT/JILL
Oil States		(Asset 96978) 7000L MAIN LOAD BLOCK	1		N46831-278		L/B Jill/Robert
Oil States		(Asset 96968, 96967) 340BT Crane Cylinders	2				L/B Jill/Robert
Oil States		(Asset 96914) PD12 Winch	1		PD12C-29064-04-1	9100686	L/B Robert
Bollinger Pascagoula		20 foot Leg Section	1				LB Jill/Robert
Radiator Services		Radiator Cores (Asset# 104872-104879)	8				Jill/Robert
Radiator Services		After Cooler Radiator Core (Asset# 200036)	4				Jill/Robert
Radiator Services		Water Jacket Radiator Core (Asset# 96927)	4				Jill/Robert
Bollinger Fourchon		Multi Purpose Power Unit	1	Hydraquip			Jill
Oil States (STEEL YARD)		BOOM ROPE	2700’		N00072-004		JILL	FOR 200’ BOOM
Oil States (STEEL YARD)		AUX ROPE	2250’		N00140-016		JILL	FOR 200’ BOOM
Oil States		Swing Motor	2				L/B Jill	Refurb

[EXHIBIT B: SPREADSHEET OF SPARES FOR LB ROBERT AND LB JILL]

Oil States		PD12 Winch	1	L/B Jill
Bollinger Amelia		40ft Mid Section 7000L (Asset# 96972)	1	L/B Jill
Bollinger Amelia		20ft Mid Section for 7000L (Asset# 96973)	1	L/B Jill
Bollinger Amelia		50ft Mid Section for 7000L	1	L/B Jill
Warehouse	Floor	Transformer from Kongsberg	1	Robert